Exhibit 23.7

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, I hereby consent to being named as a director nominee of Warrior Met Coal, LLC, a Delaware limited liability company (to be converted into a Delaware corporation and renamed Warrior Met Coal, Inc.) (the “Company”), in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (File No. 333-216499) (as amended, the “Registration Statement”), and any amendment or supplement to any prospectus included in the Registration Statement, any amendment to the Registration Statement or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, to the disclosure under the caption “Management” in the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

Date: April 10, 2017	/s/ J. Brett Harvey
J. Brett Harvey